Exhibit 99.1

AST SpaceMobile Announces Agreement to Acquire Global S-Band Spectrum Priority Rights Held under the International Telecommunication Union

Alongside the company’s core global 3GPP cellular spectrum strategy, and planned L-Band spectrum strategies in the U.S. and Canada, S-Band would further expand spectrum access globally

Transaction would pair AST SpaceMobile’s largest-ever commercial communication arrays deployed in low Earth orbit with up to an additional 60 MHz of mid-band satellite spectrum capabilities

MIDLAND, TX, August 6, 2025 – AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by everyday smartphones, designed for both commercial and government applications, today announced an agreement to acquire global S-Band spectrum priority rights held under the International Telecommunication Union (ITU).

“Our revolutionary satellites and proprietary ASICs were designed with S-Band capabilities in mind. With these new spectrum priority rights, we are in a position to bring services in S-Band to targeted markets around the world,” said Abel Avellan, Chairman and CEO of AST SpaceMobile. “Alongside our existing global 3GPP spectrum strategy and planned L-Band spectrum strategy in the U.S. and Canada, we would be capable of expanding subscriber capacity by offering the vast majority of countries around the world the full AST SpaceMobile network capabilities, together with our mobile network operator partners, enabling a true broadband experience directly from space to everyday smartphones and with a goal of peak data transmission speeds up to 120 Mbps.”

On August 5, 2025, AST SpaceMobile (the “Company”) entered into an agreement to acquire an entity that holds certain S-Band ITU priority rights to MSS (Mobile Satellite Services) frequencies in the range of 1980-2010 MHz and 2170-2200 MHz, for use in low Earth orbit (the “Transaction”). These spectrum priority rights provide AST SpaceMobile a path to offer services in these spectrum bands around the world, subject to country-level regulatory approvals, supplementing the Company’s core global 3GPP cellular spectrum strategy. The Transaction has a total consideration of $64.5 million, to be paid in stock or cash at the Company’s election, with $26 million paid at closing and deferred consideration of $38.5 million, a portion of which is subject to achievement of performance-based milestones.

The Transaction is expected to close during the second half of 2025. The closing is contingent upon the satisfaction of customary closing conditions set. UBS Securities LLC is acting as financial advisor to AST SpaceMobile and McGuire Woods is acting as legal counsel to AST SpaceMobile.

About AST SpaceMobile

AST SpaceMobile is building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio, and designed for both commercial and government applications. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today’s five billion mobile subscribers and finally bring broadband to the billions who remain unconnected. For more information, follow AST SpaceMobile on YouTube, X (formerly Twitter), LinkedIn and Facebook. Watch this video for an overview of the SpaceMobile mission.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results of AST SpaceMobile to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside AST SpaceMobile’s control and are difficult to predict.

Factors that could cause such differences include, but are not limited to: (i) expectations regarding AST SpaceMobile’s strategies and future financial performance, including AST’s future business plans or objectives, expected functionality of the SpaceMobile Service, anticipated timing of the launch of the Block 2 BlueBird satellites, anticipated demand and acceptance of mobile satellite services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and AST SpaceMobile’s ability to invest in growth initiatives; (ii) the negotiation of definitive agreements with mobile network operators relating to the SpaceMobile Service that would supersede preliminary agreements and memoranda of understanding and the ability to enter into commercial agreements with other parties or government entities; (iii) the ability of AST SpaceMobile to grow and manage growth profitably and retain its key employees and AST SpaceMobile’s responses to actions of its competitors and its ability to effectively compete; (iv) changes in applicable laws or regulations; (v) the possibility that AST SpaceMobile may be adversely affected by other economic, business, and/or competitive factors; (vi) the outcome of any legal proceedings that may be instituted against AST SpaceMobile; and (vii) other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission (SEC), including those in the Risk Factors section of AST SpaceMobile’s Form 10-K filed with the SEC on March 3, 2025 and Form 10-Q filed with the SEC on May 12, 2025.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors in AST SpaceMobile’s Form 10-K filed with the SEC on March 3, 2025 and Form 10-Q filed with the SEC on May 12, 2025. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:

Scott Wisniewski

investors@ast-science.com

Media Contact:

Allison

Eva Murphy Ryan

917-547-7289

AstSpaceMobile@allisonpr.com